Exhibit 10.3

AMENDMENT NO. 1

TO

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT OF

USWS HOLDINGS LLC

This AMENDMENT NO. 1 (this “Amendment”) to the Amended and Restated Limited Liability Company Agreement of USWS Holdings LLC, a Delaware limited liability company (the “Company”), is made effective as of May 24, 2019 (the “Amendment Date”).

WHEREAS, reference is made herein to that certain Amended and Restated Limited Liability Company Agreement of the Company dated November 9, 2018 (the “LLC Agreement”). Capitalized terms used herein but not otherwise defined have the respective meanings set forth in the LLC Agreement;

WHEREAS, U.S. Well Services, Inc., a Delaware corporation (“PubCo”), has entered into a purchase agreement with the purchasers named therein, providing for the issuance and sale of Series A Redeemable Convertible Preferred Stock of PubCo and warrants exercisable into shares of Class A Common Stock of PubCo (the “PubCo Preferred Stock and Warrants Issuance”);

WHEREAS, in connection with the PubCo Preferred Stock and Warrants Issuance, the Company will issue 55,000 Series A Preferred Units (as defined below) and the number of Additional Warrants (as defined below) set forth on Schedule A to this Amendment to PubCo in consideration for the capital contribution made or deemed to have been made by PubCo of the net proceeds of the PubCo Preferred Stock and Warrant Issuance to the Company (the “Preferred Units and Additional Warrants Issuance”); and

WHEREAS, the Manager has determined that it is advisable and in the best interests of the Company to amend the LLC Agreement as set forth herein and in accordance with Sections 3.5 and 11.1 of the LLC Agreement to give effect to the Preferred Units and Additional Warrants Issuance.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Manager hereto agree as follows:

Section 1. Amendment. The LLC Agreement is hereby amended as follows:

(a) Clause (b)(iv) of the definition of “Gross Asset Value” in Section 1.1 to the LLC Agreement is hereby amended and restated in its entirety as follows:

“(iv) the acquisition of an interest in the Company by any new or existing Member upon the exercise of a noncompensatory option (including the conversion of a Series A Preferred Unit) in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(s); or”

(b) The definition of “Profits” or “Losses” in Section 1.1 to the LLC Agreement is hereby amended by:

(i)	redesignating clauses (f), (g), (h), (i), (j), (k) and (l) to (a), (b), (c), (d), (e), (f) and (g), respectively;

(ii)	changing “or the definition” in clause (c) to “of the definition”;

(iii)	amending and restating clause (f) in its entirety as follows:

“(f) to the extent an adjustment to the adjusted tax basis of any asset pursuant to Code Section 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Account balances as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or an item of loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and”

(c) The definition of “PubCo Change in Control” in Section 1.1 to the LLC Agreement is hereby amended by redesignating clauses (m), (n) and (o) to (a), (b) and (c), respectively.

(d) The follow definitions are added to Section 1.1 in the appropriate alphabetical order:

“Additional PubCo Warrant Agreement” means the Warrant Agreement dated as of May 24, 2019 entered into by and between PubCo and Continental Stock Transfer & Trust Company with respect to the Additional PubCo Warrants.

“Additional PubCo Warrants” means the warrants issued or to be issued by PubCo as set forth on Schedule A to this Amendment.

“Additional PubCo Warrant Entitlement” means, with respect to each Additional PubCo Warrant, the corresponding number of shares of Class A Stock into which such Additional PubCo Warrant is exercisable, as set forth on Schedule A to this Amendment.

“Additional Warrants” means the warrants issued by the Company to PubCo as set forth on Schedule A to this Amendment.

“Additional Warrant Entitlement” means, with respect to each Additional Warrant, the corresponding number of Common Units into which such Additional Warrant is exercisable, as set forth on Schedule A to this Amendment.

“Additional Warrant Exercise Price” has the meaning given to such term in Section 3.9.

“Amendment” has the meaning given to such term in the recitals of this Amendment.

“Amendment Date” has the meaning given to such term in the recitals of this Amendment.

“Certificate of Designations” means the Certificate of Designations of PubCo, filed with the Delaware Secretary of State on May 24, 2019, as the same may be amended, restated, modified or supplemented from time to time in accordance with its terms.

“Series A Preferred Unit” a Unit having the rights and obligations specified with respect to the Series A Preferred Units in this Amendment.

“Series A Preferred Stock” means the Series A Redeemable Convertible Preferred Stock of PubCo, the rights and preferences of which are set forth in the Certificate of Designations.

“Series A Preferred Stock Liquidation Payment” means the amount to be paid by PubCo pursuant to the Certificate of Designations in respect of the Series A Preferred Stock with respect to any liquidation, dissolution or winding up of the affairs of PubCo, which, for the avoidance of doubt, includes any applicable adjustment for the PIK Accrual.

“PIK Accrual” has the meaning given to such term in the Certificate of Designations.

(e) The following section is added as a new Section 3.8 to the LLC Agreement:

“Section 3.8. Rights of Series A Preferred Units. The Company intends that the rights, preferences and privileges of the Series A Preferred Units issued to PubCo, subject to Section 5.2(a)(i), mirror the rights, preferences and privileges of the Series A Preferred Stock issued by PubCo, and that at all times the ratio between the number of outstanding Series A Preferred Units and the number of outstanding shares of Series A Preferred Stock be maintained at 1:1. Accordingly, the terms and provisions of this Section 3.8 shall be construed in accordance with such intent, and to the extent there is a conflict between the rights, preferences and privileges of the Series A Preferred Units under this Amendment and the LLC Agreement and the rights, preferences and privileges of the Series A Preferred Stock under the Certificate of Designations, the terms of the Certificate of Designations shall control. Subject to the foregoing, the Series A Preferred Units shall have the following rights, preferences and privileges and shall be subject to the following duties and obligations:

(a) Dividends or Other Distributions. (i) In the event PubCo declares a Series A Dividend (as defined in the Certificate of Designations), on or before the date such Series A Dividend is to be paid, the Manager shall cause the Company to make a distribution of cash to PubCo in respect of the Series A Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Series A Dividend, which distribution shall be, for the avoidance of doubt, in addition to any amounts distributable to PubCo pursuant to Section 5.2(a)(i).

(ii) To the extent the holders of the Series A Preferred Stock are entitled to participate in any dividends or distributions (whether in cash or other property, but not including dividends or distributions of Class A Stock or other PubCo Equity Securities addressed in Section 3.8(a)(iii)) to holders of Class A Stock, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series A Preferred Units in an amount and type equal to the amount to be paid by PubCo to the holders of the Series A Preferred Stock, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series A Preferred Units pursuant to Section 5.2(a)(i).

(iii) To the extent the holders of the Series A Preferred Stock are entitled to participate in any dividends or distributions of Class A Stock or other PubCo Equity Securities to holders of Class A Stock, consistent with Section 3.5(b), the Manager shall cause the Company to issue to PubCo a number of Common Units or such other Equity Security of the Company, as applicable, equal to the number of shares of Class A Common Stock or other PubCo Equity Security, as applicable, being issued by PubCo to the holders of the Series A Preferred Stock.

(b) Liquidation. In the event PubCo is to make a Series A Preferred Stock Liquidation Payment in cash or other property (other than Equity Securities of the Company), on or before the related date fixed for the liquidation, dissolution or winding up of the affairs of PubCo, the Manager shall cause the Company to make a distribution of cash or other property, as applicable, to PubCo in respect of the Series A Preferred Units in an amount equal to the amount to be paid by PubCo in respect of such Series A Preferred Stock Liquidation Payment, which distribution shall be in addition to any amounts distributable to PubCo with respect to Series A Preferred Units pursuant to Section 5.2(a)(i), and/or Section 10.3.

(c) Conversion. Consistent with Section 3.5(b) and (c), each time that a share of Series A Preferred Stock is converted into one or more shares of Class A Stock, an equal number of Series A Preferred Units shall automatically be cancelled in exchange for (without any further action of the Company or PubCo) (i) if PubCo does not elect Net Share Settlement (as defined in the Certificate of Designations), the issuance to PubCo of a number of Common Units at the same conversion ratio as applied to the conversion of the Series A Preferred Stock into Class A Stock and (ii) if PubCo elects Net Share Settlement, the issuance to PubCo of a number of Common Units equal to the number of shares of Class A Stock being issued by PubCo to the holders of the Series A Preferred Stock and the distribution to PubCo by the Company of an amount of cash equal to the amount to be paid by PubCo to the holders of the Series A Preferred Stock.

(d) Redemption. Consistent with Section 3.5(b) and (c), each time that PubCo redeems a share of Series A Preferred Stock pursuant to Section 8 of the Certificate of Designations, the Company shall redeem an equal number of Series A Preferred Units from PubCo in exchange for the same consideration that is to be paid by PubCo in the redemption of the Series A Preferred Stock, which shall be in addition to any amounts distributable to PubCo with respect to Series A Preferred Units pursuant to Section 5.2(a)(i).

(e) Voting. Except as otherwise required by the Act or other applicable law or in Section 11.1, holders of Series A Preferred Units shall not be entitled to any vote on matters submitted to the Members for approval. Notwithstanding the foregoing, the affirmative vote of the holders of a majority of the outstanding Series A Preferred Units, voting separately as a class based upon one vote per Series A Preferred Unit, shall be necessary on any matter that (i) adversely affects any of the rights, preferences or privileges of the Series A Preferred Units or (ii) amends or modifies any of the terms of the Series A Preferred Units.

(f) Exceptions. Notwithstanding any other provision of this Section 3.8, no distribution, redemption or conversion shall be effected to the extent such distribution, redemption or conversion would render the Company insolvent or violate applicable law or any material restrictions contained in any agreement to which the Company is a party as of the Amendment Date (without giving effect to any amendments of such agreement after the Effective Date. The Manager shall not approve, and the Company shall not make, any distribution pursuant to this Section 3.8 at any time that PubCo is not permitted to make a dividend or make a liquidating distribution in respect of junior securities pursuant to the Certificate of Designations.

(f) The following section is added as a new Section 3.9 to the LLC Agreement:

“Section 3.9. Additional Warrants. Each Additional Warrant shall entitle PubCo to purchase the number of Common Units equal to the corresponding Additional Warrant Entitlement set forth on Schedule A to this Amendment (subject to adjustment as described below) at a price of $7.66 per Common Unit (subject to adjustment as described below, the “Additional Warrant Exercise Price”). Upon each exercise, in whole or in part, of an Additional PubCo Warrant, the corresponding Additional Warrant set forth on Schedule A to this Amendment shall automatically be exercised, and PubCo shall pay to the Company, as a Capital Contribution, the Additional Warrant Exercise Price for such Additional Warrant upon receipt by PubCo of the warrant price for the Additional PubCo Warrant so exercised. Whenever the number of shares of Class A Stock purchasable upon the exercise of the Additional PubCo Warrants or the warrant price for the Additional PubCo Warrants is adjusted pursuant to the terms of the Additional PubCo Warrant Agreement, a corresponding adjustment shall be made to the Additional Warrant Entitlement or the Additional Warrant Exercise Price (or both), as applicable. From and after the Amendment Date, subject to the foregoing provisions of this Section 3.9, any adjustments or changes in the information set forth in Schedule A to this Amendment shall not require any amendment or other change to Schedule A. For federal income tax purposes, the Company and the Members intend (i) to treat each Additional Warrant as a “noncompensatory option” within the meaning of Treasury Regulations Sections 1.721-2(f) and 1.761-3(b)(2), and (ii) not to treat any Additional Warrant as exercised and not to treat any Additional Warrant as a partnership interest prior to the exercise of such Additional Warrant pursuant to this Section 3.9 in accordance with Treasury Regulations Section 1.761-3(a).

(g) Section 4.3 is hereby amended to add a new paragraph (i) as follows:

“(i) The Manager may, in its reasonable discretion, cause the Company to make allocations of items of gross income and gain to holders of Series A Preferred Units to the extent necessary to cause, after taking into account distributions with respect to Series A Preferred Units and allocations to be made pursuant to Section 4.2, Capital Account balances attributable to Series A Preferred Units to be, as nearly as possible, equal to amounts distributable with respect to Series A Preferred Units pursuant to Section 10.3(b)(iii).”

(h) Section 4.4(e) is hereby amended and restated in its entirety as follows:

“(e) If, as a result of an exercise of a noncompensatory option to acquire an interest in the Company (including a conversion of any Series A Preferred Units), a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Company shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).”

(i) Section 5.1(a) is hereby amended by inserting the following proviso at the end of the first sentence of such section:

“; and, provided, further, that no distribution shall be made to the holder of Common Units pursuant to this Section 5.1(a) in respect thereof unless and until all distributions to the holders of Series A Preferred Units have been made in accordance with Section 3.8 of this Agreement.

(j) Section 5.2(a) is hereby amended and restated in its entirety as follows:

“(a) Prior to making distributions pursuant to Section 5.1, on each Tax Distribution Date, the Company shall, subject to the availability of funds and to any restrictions contained in any agreement to which the Company is bound, make distributions:

(i) to PubCo in an amount equal to all of PubCo’s federal, state, local and non-U.S. tax liabilities attributable to its Series A Preferred Units during the Fiscal Year or other taxable period to which the tax-related distribution under this Section 5.2(a) relates; and

(ii) to the Members on a pro rata basis in accordance with the number of Common Units owned by each Member, subject to Section 5.2(b), in an amount sufficient to cause PubCo to receive a distribution equal to all of PubCo’s remaining federal, state, local and non-U.S. tax liabilities during the Fiscal Year or other taxable period to which the tax-related distribution under this Section 5.2(a) relates.”

(k) Section 10.3(b)(iii) is hereby amended and restated in its entirety as follows:

“Third, subject to Section 5.2(b), (A) first, to PubCo in respect of the Series A Preferred Units, until PubCo has received an amount equal to the total amount that would then be required to be distributed by the Company to PubCo pursuant to Section 3.8(c) if PubCo were required to make a Series A Preferred Stock Liquidation Payment on the date of the distribution pursuant to this Section 10.3(b)(iii) (without duplication of any amounts actually distributed to PubCo pursuant to Section 3.8(c)), and (B) the balance to the Members, pro rata in proportion to their respective Common Units.”

Section 2. Series A Preferred Units and Additional Warrants Issuance. Pursuant to this Amendment, the Manager hereby authorizes the Company to issue to PubCo 55,000 Series A Preferred Units and the Additional Warrants set forth on Schedule A to this Amendment, effective as of the Amendment Date, in consideration for the capital contribution made or deemed to have been made by PubCo of the net proceeds of the PubCo Preferred Stock and Warrants Issuance.

Section 3. Entire Agreement. This Amendment and the LLC Agreement, together with all Exhibits and Schedules thereto and all other agreements referenced therein and herein, constitute the entire agreement between the parties hereto pertaining to the subject matter hereof and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein and therein.

Section 4. Miscellaneous. The provisions of the LLC Agreement shall remain in full force and effect except as expressly amended and modified as set forth in this Amendment. This Amendment and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the State of Delaware without regard to any choice of law principles. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same document.

[Signature page follows.]

IN WITNESS WHEREOF, each of the undersigned has executed, or caused to be executed by its duly authorized represented, this Amendment as of the day and year first above written.

COMPANY:

USWS HOLDINGS LLC

By:	/s/ Joel N. Broussard

Name:	Joel N. Broussard
Title:	President and Chief Executive Officer

PUBCO (in its capacity as the Manager):

U.S. WELL SERVICES, INC.

By:	/s/ Joel N. Broussard

Name:	Joel N. Broussard
Title:	President and Chief Executive Officer

Signature Page to Amendment No. 1 to the

Amended and Restated Limited Liability Company Agreement of

USWS Holdings LLC

Schedule A

Warrant Entitlement Schedule

Additional PubCo Warrant No.	Additional PubCo Warrant Entitlement	Additional Warrant No.	Additional Warrant Entitlement
1	2,666,669	1	2,666,669
2	2,541,286	2	2,541,286
3	666,663	3	666,663
4	666,663	4	666,663
5	447,331	5	447,331
6	219,331	6	219,331
7	125,382	7	125,382